Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Velo3D, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity(1)	Common stock, par value $0.00001 per share	457	(c)	3,636,363	$18.55	$67,454,533.65	0.00013810	$9,315.47
Fees Previously Paid	-	-	-		-	-	-	-	-
	Total Offering Amounts						$67,454,533.65		$9,315.47
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$9,315.47

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions. All 3,636,363 shares of common stock of the registrant are to be offered for resale by the selling stockholders named in the prospectus contained in this Registration Statement on Form S-3 (the “Registration Statement”).

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s common stock quoted on the Nasdaq Capital Market on January 7, 2026, which is a date within five (5) business days prior to the filing date of the Registration Statement.